Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1762
dcarey@lazarpartners.com
Electro Optical Sciences Announces Initiation of MelaFind®
Pivotal Clinical Trial
IRVINGTON, New York — January 31, 2007 — Electro Optical Sciences, Inc. (“EOS”) [NASDAQ: MELA] today announced the initiation of the pivotal clinical trial for MelaFind®, the company’s non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma.
“Initiation of the MelaFind pivotal clinical trial is a significant milestone for EOS, and we are excited that the first patients have been enrolled in the study,” said Joseph V. Gulfo, MD, MBA, president and chief executive officer. “We anticipate submitting the Premarket Approval Application (PMA) to the FDA for review in the second half of 2007.”
EOS has a binding Protocol Agreement with the U.S. Food and Drug Administration (FDA). The Protocol Agreement stipulates the endpoints that will be used as the basis for determining the safety and effectiveness of MelaFind. The MelaFind pivotal study will include up to 1,200 pigmented skin lesions, and at least 93 eligible melanomas for analysis. In October 2006, EOS received notification of Expedited Review designation from the FDA for the MelaFind PMA application upon its submission.
Concomitant with the initiation of the pivotal clinical development program, Dr. Gerald D. Wagner, a director of the company, is transitioning from his role as acting chief operating officer. Dr. Wagner will continue to serve as a consultant and director of EOS.
“We appreciate Gerry’s tireless efforts and his commitment over the past 18 months serving as acting chief operating officer and helping us to achieve this milestone. We look forward to his continued contributions,” Dr. Gulfo said.
About Electro-Optical Sciences

EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind®, EOS’s flagship product, features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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